PROSPECTUS SUPPLEMENT NO. 6                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 10, 2001)       Registration Statement No. 333-66478

                                 GlobeSpan, Inc.


           $130,000,000 5-1/4% Convertible Subordinated Notes due 2006
                                       and
     4,874,391 Shares of Common Stock Issuable upon Conversion of the Notes



        This prospectus supplement relates to the resale by holders of our 5-1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 10, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "GSPN."


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 8, 2001

        The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.



                      Principal     Common
                      Amount of      Stock                     Common Stock
                        Notes     Beneficially              Beneficially Owned
                     Beneficially    Owned                    After Offering
                      Owned and      Before    Common Stock   --------------
Name                   Offered      Offering    Offered(1)   Amount   Percent
----                   -------      --------    ----------   ------   -------


National Bank       $ 2,000,000       74,990       74,990       0        *
Financial Inc.

TCW Group, Inc.     $17,795,000      667,229      667,229       0        *


* Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $26.67 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.